Inuvo, Inc. Second Quarter 2019 August 14, 2019

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2019 Second Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the call over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO second quarter 2019 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

For the three months ended June 30, 2019, we delivered $14 million in Revenue compared

Inuvo, Inc. Second Quarter 2019 August 14, 2019

to $15.5 million and $19.0 million for the three months ended March 31, 2019 and June 30, 2018, respectively. For the six months ended June 30, 2019, we reported revenue of $29.5 million compared to $39.5 million for the six months ended June 30, 2018. Overall gross margins were 59.6% for the second quarter.

Lower year-over-year revenues have been in part the result of the disruption associated with the merger, which was terminated in June 2019; A planned reduction in support for certain products; And as it relates to the first and second quarters of 2019, seasonality, where the Q2 sequential decline has averaged 6% over the prior three fiscal years.

Given these issues, we realize that this quarter is not indicative of the larger opportunity we have in front of us which I will explain latter in my comments. Let me now touch briefly on the impacts associated with the terminated merger and the defocusing of certain products.

In total, between the time we first started merger talks and the termination of the agreement, we had incurred roughly $1.3M in expenses and close to one year of time and energy.

The majority of the Revenue impact associated with the merger can be attributed to the ValidClick business. While we cannot quantify this impact, the core value proposition of the combined companies involved the integration of the IntentKey with certain eCommerce technology and this focus shift, along with merger planning, had an impact on our core business.

While the parties involved in the transaction were disappointed, one thing did become clear as we conducted the roadshows for the deal. The IntentKey, which was the foundation of the combined companies offering, resonated well with investors and analysts who recognized its disruptive and transformational merits. We have made tremendous progress in this area of the business that I will share shortly.

As part of the termination, we negotiated a settlement that included the forgiveness of about $1.1 M in existing loans, approximately $125 thousand in cash to cover legal obligations and

Inuvo, Inc. Second Quarter 2019 August 14, 2019

the acquisition of a business that has now been integrated into the IntentKey, where it has a current revenue run rate of roughly $50K per month. I would direct you to the website retargeter.com for additional information about the acquired business.

Now that this acquired business can benefit from the audience building capabilities of the IntentKey platform, we expect the clients that came with the acquisition to grow while also delivering strong gross margins.

Our shareholders will recall that we had discussed in early 2018 a reduced support for a product that had generated $11.3M in revenue in fiscal year 2017. At that time, we explained the market-based rational for this reduced support and I would defer you to our Q1 2018 call transcript for additional details.

That product generated $3.7 million of Revenue in the first half of 2018. It delivered $1.2 million in the same period of 2019 and thus contributed nearly $2.5 million of the year-over-year Revenue decline in the first half, and $963 thousand in the second quarter.

We had an Adjusted EBITDA loss of roughly $850K in the second quarter of 2019, in part the result of investments we have been making within the IntentKey Data Platform and partly the result of the merger and product related changes we just covered.

While we do not segment our revenue, for the purposes of our discussion today, I will disclose that overall Q2-2019 IntentKey Revenue was $2M dollars. However, the media component of that business, where our IntentKey Data Platform is integrated with AppNexus, delivered over $900,000 of that Revenue in June alone, having risen from roughly $95,000 in January. Overall, the IntentKey Platform was 24% of the June 2019 Revenue.

This media component of the business is the culmination of almost 2-years’ worth of hard work and investments that began in Q2-2017 shortly after we acquired the core artificial intelligence technology that underpins the platform, right up through Q1-2019 when we

Inuvo, Inc. Second Quarter 2019 August 14, 2019

announced the integration of the IntentKey into AppNexus, the largest open marketplace for digital advertising.

Since that time, we have proved quantifiably, through over 26 published case studies, covering multiple engagements across numerous verticals, the differentiating power of the IntentKey’s anonymous online audience building capabilities. These studies are available at our website.

Every marketer on the planet needs to identify and target their audiences online. The cornerstone of their ability to do so resides in the data that gets used to isolate those audiences. Modern data sources and technologies available to help marketers achieve this core objective have been among the slowest evolving components of the digital ecosystem.

The information typically being used to build audiences online today has limitations that result from the manner in which that data is both compiled and delivered online. For marketers, this often means their data is potentially outdated, limited to broad categories, subject to privacy concerns and generally overused. The result, stagnant conversion rates across the board.

These were the problems the IntentKey was designed to remedy and the current growth rate, client base and performance statistics suggest strongly that our vision to create a differentiated, transformational and privacy compliant media product for the 21st century is being achieved by delivering converting audiences for notable clients.

Year-over-Year through July 2019 we have seen a greater than 200% increase in the number of RFP’s the IntentKey is competing for and a win-rate on those RFP’s that has gone from 38% in 2018 to over 55% in 2019 through July. Our largest current client, a major insurance provider, is spending on average about $150,000 per month with the IntentKey. They spent $400,000 in June.

As we discussed in the past, this business model tends to scale within accounts. We typically get a small starting test budget, then as we perform for the client that budget gets

Inuvo, Inc. Second Quarter 2019 August 14, 2019

revised upwards. It is a land and expand strategy within a market where the expansion can be significant due to the size of the industry. The Advertising budget of the client just mentioned is many hundreds of millions of dollars annually.

What is critical to appreciate is that we are the only company that has the anonymous information we use to build these targetable audiences for our clients. This gives us a tremendous competitive advantage and speaks to why our deal win-rates continue to rise as we market our IntentKey solution more broadly through direct sales.

It’s also important to mention that we do not sell our information to third parties. Our solution is a service powered by the IntentKeys’ proprietary information and because of the way our technology rationalizes intent, unlike most other marketing information suppliers, we do not ingest any third-party consumer information when we build these audiences. This is the power of artificial intelligence.

We believe the IntentKey is literally a paradigm shift in conventional data platform technology that provides the means for marketers to build audiences at a granularity that is just simply unavailable within conventional data sources.

In this regard, it removes the data handcuff’s that have constrained marketers for decades. This is technology on par with products like SIRI or ALEXA, only applied to content not speech.

Not only was June the largest Revenue month ever for the IntentKey, it also delivered its highest Gross Margin, which was approximately 40%. This is now a business that can be scaled.

Strategically, we have been aligning resources and capital expenditures towards the IntentKey. At its current size, the business continues to burn cash monthly with its two largest expenses being the resources to support the business and the Information technology Infrastructure required to update information. At its current growth pace, the

Inuvo, Inc. Second Quarter 2019 August 14, 2019

business is expected to be contributing to cash flow in 2020 and be the major contributor thereafter.

The core ValidClick Platform will remain an important part of our Company with the main objective to be a stable cash flow generator for the enterprise serving three major clients in what remains the largest single ad-spend category, Search. Given this industry’s disproportionate size within media, we continue to see opportunities here that we will pursue on a case by case basis.

In July, we successfully raised $4.4 million dollars after underwriting fees and expenses to fund working capital, including funding the IntentKey’s growth principally through the hiring of additional sales professionals. The funding came from the sale of common stock with participation from insiders, existing shareholders and new notable technology investors.

And with that, I will now turn the call over to Wally for a more detailed reporting of financial performance for the quarter.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our second quarter.

As Rich mentioned, Inuvo reported revenue of $14 million for the quarter ended June 30, 2019 and $29.5 million for the first half ended June 30, 2019; this compares to $19 million reported in the second quarter of last year and $39.5 million reported in the first half of the previous year.

The revenue decrease of approximately $5 million in the second quarter and $10 million in the first half is primarily due to the ValidClick business where the company was slow to adapt to fluctuations in pricing because of the disruption associated with the merger transaction that was pending during the quarter.

Inuvo, Inc. Second Quarter 2019 August 14, 2019

Additionally, as Rich reiterated, we made a decision last year for market reasons, to reduce emphasis on the Supply side of the business so we could focus IntentKey resources on Demand or Advertiser side, where the IntentKey Data Platform solution has a considerable market advantage. This resulted in a reduction of revenue in the current year compared to last year of $963 thousand in the second quarter compared to the same quarter last year and $2.5 million in the first half of the current year compared to last year.

Gross Margins decreased in the second quarter to 59.6% compared to 63.2% in the same quarter last year due primarily to the lower revenue just described yet not realizing an equivalent lower cost.

Overall Operating expenses are comprised of Marketing costs, Compensation, and Selling, general & administration expense. Operating expenses were $2.3 million lower in the second quarter of 2019 compared to the prior year, $10.5 million in the second quarter of this year versus $12.8 million in the same quarter last year.

ValidClick revenue is generated predominately from ads served to web sites and as such has a small cost of revenue associated with it as the expense is mostly marketing or traffic acquisition costs. The marketing costs were 22.7% lower in the second quarter this year compared to the prior year due to lower revenue.

Compensation expense was 25.3% lower in the second quarter this year compared to the prior year due to lower payroll, stock-based compensation and incentive pay. The headcount at the end of June was 62 compared to 65 in the prior year.

Selling, general and administrative expense increased 11.6% in the second quarter this year compared to the prior year due to $386 thousand of merger related costs partially offset by lower IT costs and lower travel and entertainment expense.

Interest income was $149 thousand in the second quarter of 2019 compared to an expense of $95 thousand in the same quarter last year. The reason for having interest income this year was the reversal of the derivative liability of $333 thousand recognized in the first

Inuvo, Inc. Second Quarter 2019 August 14, 2019

quarter. The derivative liability arose from the convertible feature of notes we issued in March of this year. The liability became zero in the second quarter as our stock price fell below the conversion price.

Our balance sheet at June 30, 2019, had cash and cash equivalents of $995 thousand and outstanding bank debt of $2.9 million and notes of $2.5 million. As a result of the termination of the merger agreement, the acquirer was obligated to pay Inuvo a termination fee of $2.8 million. The acquirer and Inuvo agreed to settle the fee by –

1.	Extinguishing the $1 million convertible note due to the acquirer in November 2021

2.	Transferring the assets and customers of their Consumer Retargeting business to Inuvo, and

3.	Paying $125,000 to settle shareholder class action suits that arose from the merger agreement.

At June 30th we recorded a receivable of $2.8 million and fully reserved it pending full receipt of the above settlement items. Subsequent to June 30th, we obtained the extinguishment of the $1 million note and most of the assets of the retargeting business. We expect to receive the entire agreed settlement before the end of the third quarter, at which time the receivable will be satisfied, and the reserve will be reversed.

In addition, to address our capital needs we sold 15.8 million shares of our common stock in mid-July raising $4.7 million. As mentioned, these funds will be principally focused on the IntentKey business where we have an investment plan designed to accelerate growth. As Rich pointed out in his comments, since the completion of the AppNexus integration, revenue in this part of the business has accelerated.

As we begin hiring additional sales personnel and they proceed through their ramp up period, we expect to burn an average of $100 thousand per month through Q3 2020 when the gross margins on new IntentKey revenue begin to outpace the lag between a sales costs and productivity. We expect ValidClick revenue to be stable at current levels.

Inuvo, Inc. Second Quarter 2019 August 14, 2019

We believe the capital raised, along with the current bank credit will provide us with adequate resources to execute on our plans.

Now, I’d like to turn the call back to Rich for closing remarks.

Inuvo, Inc. Second Quarter 2019 August 14, 2019

Richard Howe CEO Closing Comments:

Thanks, Wally.

With the merger now behind us, we have returned to our primary focus, which is to build a world class client base around the disruptive and transformational artificial intelligence data platform that is the IntentKey.

Within this product line, revenue has never been stronger, margins have never been better, RFP win rates continue to climb and performance for clients continues to exceed benchmarks.

We believe the IntentKey technology to be a unique and powerful data product built for the 21st century and anticipate it will give Inuvo the ability to challenge existing marketing information and service providers.

Our strategic plan will focus resources and investments towards scaling the IntentKey while ensuring a stable ValidClick business where opportunities are evaluated on a case-by-case basis.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest and look forward to reporting our Q3 results in November.